Exhibit 99.1

COMBINED FINANCIAL STATEMENTS

Broadband Division of John Mezzalingua Associates, Inc.

d/b/a PPC and Affiliates

Years Ended December 31, 2011 and 2010

With Report of Independent Auditors

Broadband Division of John Mezzalingua Associates, Inc.

d/b/a PPC and Affiliates

Combined Financial Statements

Years Ended December 31, 2011 and 2010

Contents

Report of Independent Auditors	1

Combined Balance Sheets	2
Combined Statements of Income	3
Combined Statements of Parent Company Equity	4
Combined Statements of Cash Flows	5
Notes to Combined Financial Statements	6

Report of Independent Auditors

The Board of Directors of John Mezzalingua Associates, Inc.

We have audited the accompanying combined balance sheets of the Broadband Division of John Mezzalingua Associates, Inc. d/b/a PPC and Affiliates (the Company) as of December 31, 2011 and 2010, and the related combined statements of income, parent company equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Broadband Division of John Mezzalingua Associates, Inc. d/b/a PPC and Affiliates at December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

October 12, 2012

Broadband Division of John Mezzalingua Associates, Inc.

d/b/a PPC and Affiliates

Combined Balance Sheets

	December 31
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$41,120,791	$71,575,023
Accounts receivable, net	23,449,098	21,329,676
Inventory, net	34,969,936	33,348,973
Prepaid expenses and other current assets	1,758,793	2,295,198

Total current assets	101,298,618	128,548,870

Property, plant, and equipment, net	22,039,698	22,420,735
Goodwill and intangible assets, net	6,578,617	6,750,617
Other assets, net	1,282,944	1,087,273

Total assets	$131,199,877	$158,807,495

Liabilities and parent company equity
Current liabilities:
Accounts payable	$24,384,448	$20,898,785
Accrued dividends	2,035,694	46,378,950
Accrued liabilities	5,864,876	6,081,718
Current portion of deferred compensation	1,400,373	1,636,992
Current portion of long-term debt	5,714,286	5,238,095

Total current liabilities	39,399,677	80,234,540

Long-term liabilities:
Deferred compensation, net of current portion	2,070,088	2,326,238
Deferred tax liability	68,344	69,501
Other non-current liabilities	578,801	1,078,801
Long-term debt, net of current portion	29,047,619	34,761,905

Total long-term liabilities	31,764,852	38,236,445

Total liabilities	71,164,529	118,470,985

Parent company equity:
Accumulated other comprehensive income	1,712,765	1,682,680
Parent company investment	58,322,583	38,653,830

Total parent company equity	60,035,348	40,336,510

Total liabilities and parent company equity	$131,199,877	$158,807,495

See accompanying notes.

Broadband Division of John Mezzalingua Associates, Inc.

d/b/a PPC and Affiliates

Combined Statements of Income

	Year Ended December 31
	2011	2010
Sales, net	$230,054,107	$208,792,825
Cost of sales	(141,810,804)	(121,505,026)

Gross profit	88,243,303	87,287,799

Operating expenses:
Selling, general, and administrative	43,027,986	46,799,493
Research and development	3,838,397	3,426,702

Total operating expenses	46,866,383	50,226,195

Income from operations	41,376,920	37,061,604

Interest expense	(651,580)	(7,577)
Other income (expense), net	1,383,384	(2,307,431)

Income before provision for income taxes	42,108,724	34,746,596
Provision for income taxes	(1,808,676)	(1,296,780)

Net income	$40,300,048	$33,449,816

See accompanying notes.

Broadband Division of John Mezzalingua Associates, Inc.

d/b/a PPC and Affiliates

Combined Statements of Parent Company Equity

	Accumulated Other
	Comprehensive Income (Loss)
	Foreign Currency Translation Adjustment	Net Unrealized (Loss) Gain on Securities	Parent Company Investment	Total	Comprehensive Income
Balance – December 31, 2009	$1,410,876	$(588,932)	$97,986,394	$98,808,338	$—
Dividends declared to Parent	—	—	(89,301,375)	(89,301,375)	—
Net income	—	—	33,449,816	33,449,816	40,108,208
Foreign currency translation adjustment	271,804	—	—	271,804	271,804
Other changes in parent company investment	—	—	(3,481,005)	(3,481,005)	—
Reclassification of net unrealized loss on investments upon disposal	—	588,932	—	588,932	588,932

Comprehensive income					$40,968,944

Balance – December 31, 2010	1,682,680	—	38,653,830	40,336,510	$—
Dividends declared to Parent	—	—	(25,037,088)	(25,037,088)	—
Net income	—	—	40,300,048	40,300,048	40,300,048
Other changes in parent company investment	—	—	4,405,793	4,405,793	—
Foreign currency translation adjustment	30,085	—	—	30,085	30,085

Comprehensive income					$40,330,133

Balance – December 31, 2011	$1,712,765	$—	$58,322,583	$60,035,348

See accompanying notes.

Broadband Division of John Mezzalingua Associates, Inc.

d/b/a PPC and Affiliates

Combined Statements of Cash Flows

	Year Ended December 31
	2011	2010
Operating activities
Net income	$40,300,048	$33,449,816
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,559,000	4,932,000
Loss (gain) on disposal of fixed assets	97,475	(53,463)
Realized loss on sale of investments, net	—	107,459
Changes in:
Accounts receivable, net	(2,139,534)	(2,331,473)
Inventory, net	(2,503,135)	(1,357,402)
Prepaid expenses and other current/long-term assets	692,502	(703,268)
Accounts payable	3,267,588	(28,905)
Accrued liabilities	(214,538)	1,495,502
Deferred taxes	—	40,541
Deferred compensation	(492,770)	(345,990)

Net cash provided by operating activities	44,566,636	35,204,817

Investing activities
Purchase of property and equipment	(5,265,933)	(10,095,985)
Proceeds from sale of property and equipment	304,189	—
Proceeds from sale of investments, net	—	20,803,779
Purchase of Company owned life insurance	(297,639)	(871,208)
Purchase of other long-term assets	—	(100,000)
Acquisition of business	(500,000)	(7,719,822)

Net cash (used in) provided by investing activities	(5,759,383)	2,016,764

Financing activities
Net transfers (to) from Parent	4,293,510	(22,360,845)
Proceeds from notes payable	—	40,000,000
Repayments of notes payable	(5,238,095)	—
Debt issuance costs	(11,769)	(84,811)
Dividends paid	(69,396,343)	(22,922,425)

Net cash used in financing activities	(70,352,697)	(5,368,081)

Effect of exchange rate changes on cash	1,091,212	(338,159)

Change in cash and cash equivalents	(30,454,232)	31,515,341
Cash and cash equivalents – beginning of year	71,575,023	40,059,682

Cash and cash equivalents – end of year	$41,120,791	$71,575,023

See accompanying notes.

Broadband Division of John Mezzalingua Associates, Inc.

d/b/a PPC and Affiliates

Notes to Combined Financial Statements

December 31, 2011 and 2010

1. Basis of Presentation

The Broadband Division (the “Division”) of John Mezzalingua Associates, Inc. d/b/a PPC and Affiliates (the “Parent” or the “Company”) is a leader in the design and manufacture of connector technology for the telecommunications and satellite industries around the globe. Worldwide revenues are solely derived from the sale of connectors and thus the Division operates in one segment.

The Division is not a legal entity and these financial statements have been prepared on a carve-out basis from the combined statements of the John Mezzalingua Associates, Inc. d/b/a PPC and Affiliates. See Note 2 for further details on the allocation.

Hereinafter, except as otherwise indicated or unless the context otherwise requires, the “Division” or the “Broadband Division” refers to the Broadband Division of John Mezzalingua Associates, Inc. d/b/a PPC and Affiliates. References in the notes to the combined financial statements to “the Company” or “Parent” refers to John Mezzalingua Associates, Inc. d/b/a PPC and Affiliates.

The combined financial statements include the broadband divisions of JMA, Inc. and its branch, its wholly owned subsidiaries, and the broadband divisions of its affiliate SKT BV and its subsidiaries (collectively, the Company). JMA, Inc. and SKT BV are combined as they have common shareholders and have significant intercompany transactions between the two entities. All significant intercompany accounts and transactions have been eliminated.

The accompanying combined financial statements include the broadband divisions of the following entities:

John Mezzalingua Associates, Inc. (JMA, Inc.)

JMA, Inc. includes the Syracuse operations (JMA), its branch, PPC Denmark, and its wholly owned subsidiaries, PPC China, Acquisition BV, PPC Canada, and FTO, Inc. The accounts of JMA include those of PPC International Sales Corp., a domestic-international sales corporation. JMA, Inc.’s operations are headquartered in East Syracuse, New York.

PPC Denmark (PPC Denmark)

PPC Denmark is a branch of JMA, Inc. located in Denmark. PPC Denmark primarily manufactures connectors for European and international distribution.

1. Basis of Presentation (continued)

BiBiXi Communications System (Suzhou) Co., Ltd (PPC China)

PPC China is as a wholly owned subsidiary of JMA, Inc. that performs manufacturing and assembly services for JMA, Inc. and its affiliates.

SKT Acquisition B.V. (Acquisition BV)

Acquisition B.V., incorporated in the Netherlands on February 2, 2011 as a holding and investment company, is wholly owned subsidiary of JMA, Inc.

PPC Administration, Inc.

PPC Administration, Inc. is a holding company and is a wholly owned subsidiary of JMA, Inc.

PPC Canada LLC

PPC Canada is a US LLC doing business in Canada and is a wholly owned subsidiary of JMA, Inc. PPC Canada provides sales and distribution of PPC products in the Canadian market.

FTO, Inc. (FTO)

A wholly owned subsidiary of JMA, Inc., FTO has historically provided administrative, strategic planning, and management consulting services to JMA, Inc., and its affiliates. FTO is currently in the process of winding up its operations.

SKT International Holdings, B.V. (SKT BV)

SKT BV, incorporated in the Netherlands on September 24, 2009, as a holding and investment company, is affiliated with JMA, Inc. by common ownership and management.

Kajola-Kristada, Limited (KK)

KK, a wholly owned subsidiary of SKT BV, provides manufacturing and assembly services for the various product lines of JMA, Inc. and its affiliates.

2. Summary of Significant Accounting Policies

Basis of Accounting

The combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States. The financial position, results of operations, and cash flows of the Division as of and for the years ended December 31, 2010 and 2011 have been derived from the Company’s historical accounting records and are presented on a carve-out basis.

2. Summary of Significant Accounting Policies (continued)

The combined financial statements include expense allocations for (i) certain corporate functions historically provided by the Parent, including, but not limited to, finance, legal, information technology, human resources, communications, ethics and compliance, and shared services, (ii) employee benefits and incentives, and (iii) share-based compensation. These expenses have been allocated to the Division on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue, headcount, or other measures.

Management of the Company considers the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. The allocations may not, however, reflect the expense the Division would have incurred as an independent company for the periods presented. Actual costs that may have been incurred if the Division had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

Parent Company Investment and Allocations

Net transfers (to) from the Parent are included within parent company investment on the combined statements of parent company equity.

The components of net transfers (to) from the Parent consisted of the following at December 31:

	2011	2010
Cash pooling and general financing activities	$4,405,793	$(3,481,005)

Total net transfers (to) from Parent	$4,405,793	$(3,481,005)

Cash and cash equivalents held by the Parent at the corporate level were specifically identifiable to the Division. As such, cash and cash equivalents at December 31, 2011 and 2010 primarily represent cash held by local entities included in the combined financial statements. Transfers of cash to and from the Division’ cash management system are reflected as a component of parent company investment on the combined balance sheet.

All significant intercompany transactions between the Division and the Parent have been included in these combined financial statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net settlement of these intercompany transactions is reflected in the combined balance sheet as parent company investment.

The combined financial statements include expense allocations for (i) certain corporate functions historically provided by the Parent, including, but not limited to, finance, legal, information technology, human resources, communications, ethics and compliance, and shared services, (ii) employee benefits and incentives, and (iii) share-based compensation. These expenses have been allocated to the Division on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue, headcount, or other measures.

2. Summary of Significant Accounting Policies (continued)

Management of the Parent considers the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. The allocations may not, however, reflect the expense the Division would have incurred as an independent company for the periods presented. Actual costs that may have been incurred if the Division had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure.

Cash and Cash Equivalents

Cash and cash equivalents include bank demand deposit accounts and highly liquid short-term investments with maturities of three months or less when purchased, which, at times, may exceed federally insured limits. The Division has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk with respect to cash and cash equivalents.

Revenue Recognition

The Division recognizes revenue, net of estimated costs of returns, allowances and sales incentives, when it is realized or realizable, which generally occurs when: persuasive evidence of an arrangement exists, the product has been shipped and legal title and all risks of ownership have been transferred, customer acceptance has occurred, and payment is reasonably assured.

Accounts Receivable

The Division performs credit evaluations of its customers’ financial condition and generally does not require collateral. The Division maintains credit insurance for a portion of its receivables. Allowances for potential uncollectible accounts are provided based on historical experience and management’s evaluation of outstanding accounts receivable in excess of insured amounts at the end of each year. If necessary, accounts are written off when all reasonable collection efforts are exhausted. There were $0 and approximately $108,000 amounts reserved for as uncollectible at December 31, 2011 and 2010, respectively. The Division reserves for product returns and customer incentive rebates, which were approximately $710,000 and $1,273,000 at December 31, 2011 and 2010, respectively.

Credit risk with respect to accounts receivable is generally diversified due to the large number of entities across the customer base and their dispersion across geographical regions. As of December 31, 2011 and 2010, management of the Division does not believe that there are any significant concentrations of credit risk other than what is disclosed in Note 12.

2. Summary of Significant Accounting Policies (continued)

Inventory

Inventories, which include the costs of material, labor, and overhead, are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method for all inventory, except the JMA connector inventory, for which cost is determined using the last-in, first-out (LIFO) method. Inventories valued under the LIFO method represent 89% and 80% of the total 2011 and 2010 inventories, respectively. The Division provides a reserve for slow-moving or potentially obsolete inventory based upon experience and movement analysis. The reserve was approximately $3,906,000 and $2,044,000 at December 31, 2011 and 2010, respectively.

Major components of inventory, net of estimated reserves for LIFO and slow-moving and potentially obsolete inventory, were as follows at December 31:

	2011	2010
Raw materials and components	$21,276,140	$17,140,481
Work-in-process	105,709	11,330
Finished goods and OEM products	20,950,860	21,584,844

	42,332,709	38,736,655
Less LIFO reserve	3,457,000	3,344,000
Less reserve for slow-moving and potentially obsolete inventory	3,905,773	2,043,682

Inventory, net	$34,969,936	$33,348,973

If the first-in, first-out (FIFO) method had been used by the Division for valuing connector inventory, income from operations would have been $113,000 and $55,000 higher than reported for 2011 and 2010, respectively.

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost. Maintenance and repairs are charged to expense as incurred, while expenditures that extend the useful life of an asset are capitalized. Depreciation is on the straight-line method for financial reporting purposes and accelerated method for income tax purposes over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the assets.

The estimated useful lives of asset classes are defined below:

Estimated Life
Buildings and improvements	7 to 40 years
Machinery and equipment	7 years
Computer equipment and software	3 to 5 years
Office equipment	7 years
Vehicles	5 years

2. Summary of Significant Accounting Policies (continued)

Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the assets.

Property, plant, and equipment consisted of the following at December 31:

	2011	2010
Land and improvements	$293,700	$293,700
Buildings and improvements	4,921,861	4,593,607
Machinery and equipment	48,345,591	45,483,630
Office equipment	1,499,158	1,557,245
Computer equipment and software	7,234,100	6,896,361
Leasehold improvements	8,757,131	8,220,738

	71,051,541	67,045,281
Less accumulated depreciation	49,011,843	44,624,546

Property, plant, and equipment, net	$22,039,698	$22,420,735

Depreciation expense was approximately $5,387,000 and $4,846,000 in 2011 and 2010, respectively.

Impairment of Long-Lived Assets

The Division tests for impairment when events or circumstances indicate that the carrying amounts may not be recoverable. This is accomplished by comparing the expected undiscounted future cash flows of the assets with their respective carrying amounts as of the date of assessment. If the expected undiscounted after tax cash flows exceed the respective carrying amount as of the date of assessment, no impairment is recognized. Should aggregate estimated future cash flows be less than the carrying value, an impairment would be recognized as the difference between the carrying value and the fair value of the asset. No impairment was recognized in 2011 or 2010.

Goodwill and Other Intangible Assets, Net of Accumulated Amortization

Goodwill is not amortized, but instead tested for impairment on an annual basis and between annual tests if an event occurs or circumstances change in a way to indicate that there has been a potential decline in the fair value of the business unit. Impairment is determined by comparing the estimated fair value of the related business unit to its carrying amount, including goodwill.

In September 2011, the FASB provided companies with the option to make an initial qualitative evaluation, based on the entity’s events and circumstances, to determine the likelihood of goodwill impairment. The results of this qualitative assessment determine whether it is necessary to perform the currently required two-step impairment test. If it is more-likely-than-not that the

2. Summary of Significant Accounting Policies (continued)

fair value of a reporting unit is less than its carrying amount, a company would be required to perform the two-step impairment test. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Division implemented this guidance and it was used in performing management’s review of the goodwill for these financial statements. There were no changes in the reporting value of goodwill due to the adoption of this pronouncement.

The Division performs its annual impairment testing in its fiscal fourth quarter. Based on the results of the Division reviews, no impairment loss was recognized in the results of operations for fiscal 2011 or 2010. Subsequent to the latest review, there have been no events or circumstances that indicate any potential impairment of the Division’s goodwill balance.

Intangible assets are comprised of intellectual property purchased as a result of the business acquisition and are reported net of accumulated amortization. Intangible assets are amortized over ten years, based on the estimated product life, using the straight-line method. The Division tests intangible assets for potential impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.

Goodwill and other intangible assets consisted of the following at December 31:

	2011	2010
Goodwill	$5,116,617	$5,116,617
Intellectual property	1,720,000	1,720,000

	6,836,617	6,836,617
Less accumulated amortization on intellectual property	258,000	86,000

Goodwill and other intangible assets	$6,578,617	$6,750,617

Amortization expense was approximately $172,000 and $86,000 in 2011 and 2010, respectively. The estimated weighted average useful life of the intellectual property is 8.5 years as of December 31, 2011.

Future annual amortization expense is estimated as follows for the years ending December 31:

2012	$172,000
2013	172,000
2014	172,000
2015	172,000
2016	172,000

$860,000

2. Summary of Significant Accounting Policies (continued)

Investments

Investments consisted primarily of investments in debt securities and were classified as available-for-sale and reported at fair value. These investments were sold in fiscal year 2010. The unrealized gains and losses that were reported as a component of other comprehensive income within the combined statement of parent company equity were reclassified to the combined statements of income upon disposal. Realized gains and losses are determined using the specific identification method and are included in earnings.

Fair Value Measurements

At December 31, 2011 and 2010, the carrying amounts of financial instruments consisting of cash and cash equivalents, accounts receivable, and accounts payable approximated their fair value due to the short-term nature of the instruments. Long-term debt approximates its fair value due to the variability of the interest rates.

Fair Value Measurement – Definition and Hierarchy

The Division follows ASC Topic 820, Fair Value Measurements and Disclosures, as amended by ASU 2011-04, which defines fair value, establishes a framework for measuring fair value, and requires enhanced disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements.

Topic 820 establishes a valuation hierarchy for disclosure of inputs to valuation used to measure fair value. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that the Division has the ability to access. Valuation adjustments are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2 – Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, directly or indirectly.

Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

2. Summary of Significant Accounting Policies (continued)

The availability of observable inputs can vary and is affected by a wide variety of factors. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Division in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

In January 2011, the Division entered into an interest rate swap agreement to mitigate the Division’s exposure to variability in cash flows for future interest payments due to changes in London Interbank Offer Rate (LIBOR), which expires in December 31, 2012. This swap effectively converts the Division’s variable interest rate (LIBOR) associated with a designated $20 million portion of the long-term debt to a fixed interest rate of .99%. The Division does not apply hedge accounting for the interest rate swap. The Division uses the market approach technique to value its financial instruments using a mark-to-market valuation based on mid-market data inputs to estimate the fair value. There were no changes in valuation techniques for any period presented in the accompanying combined statements of income.

The following tables set forth, by level within the fair value hierarchy, the Division’s determination of fair market value:

	December 31, 2011
	Level 1	Level 2	Level 3	Total
Interest rate swap	$—	$110,000	$—	$110,000
Acquisition contingent consideration	—	—	579,000	579,000

Total financial liabilities	$—	$110,000	$579,000	$689,000

There were no changes to the fair value of the acquisition contingent consideration in fiscal year 2011.

In May 2011, the FASB issued guidance intended to achieve common fair value measurements and related disclosures between U.S. GAAP and international accounting standards. The amendments primarily clarify existing fair value guidance and are not intended to change the application of existing fair value measurement guidance. However, the amendments include certain instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This guidance is effective for the periods beginning after December 15, 2011 and early application is prohibited. The Division will adopt these amendments effective January 1, 2012; however, the requirements are not expected to have a material effect on the Division’s combined financial statements.

2. Summary of Significant Accounting Policies (continued)

Research and Development Costs

Product and process research and development costs are expensed as incurred. These costs include certain wages and other costs and are included in operating expenses within the combined financial statements. Research and development costs totaled approximately $3,838,000 and $3,427,000 in 2011 and 2010, respectively.

Shipping and Handling Costs

The Division includes shipping and handling costs as a component of selling, general, and administrative expenses. Shipping and handling costs totaled approximately $5,171,000 and $5,016,000 in 2011 and 2010, respectively.

Advertising

Advertising costs, which totaled approximately $44,000 and $185,000 during 2011 and 2010, respectively, are expensed as incurred and are included in selling, general, and administrative expense within the combined financial statements.

Income Taxes

JMA, Inc. has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and New York State Tax Law. Under these provisions, JMA, Inc.’s taxable income and other tax attributes are included in the individual income tax returns of the Company’s shareholders. State taxes for JMA, Inc. are provided in accordance with applicable state tax laws. FTO is treated as a Subchapter S subsidiary for federal income tax purposes.

Entity level taxes are calculated and paid in accordance with local tax laws. Income taxes consist of taxes currently due and deferred taxes related to differences between the timing of deductions of depreciation for financial reporting and tax purposes. Deferred tax liabilities represent the future tax return consequences of these differences, which will either be taxable or deductible when the temporary differences reverse.

SKT BV generally has no corporate income tax liabilities associated with the operations as an international business corporation. KK is not subject to income taxes under a tax holiday expiring in 2013, the impact of the tax holiday was a tax savings of approximately $1,872,000 and $1,522,000 in 2011 and 2010 respectively. PPC China had a partial tax holiday that expired in fiscal 2010, the impact of the tax holiday was a tax savings of approximately $184,000 in 2010. Income taxes for PPC China consist of taxes currently due.

The provisions of ACS 740, Income Taxes, provide recognition criteria and a related measurement model for tax positions taken by the Division. In accordance with ASC 740, a tax position is a position in a previously filed tax return or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions are recognized only when it is more-likely-than-not (likelihood of greater than 50%),

2. Summary of Significant Accounting Policies (continued)

based on technical merits, that the position would be sustained upon examination. Tax positions that meet the more-likely-than-not threshold are measured using a probability-weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. No liability was recorded at December 31, 2011 or 2010.

Foreign Currency Translation

Assets and liabilities of the Division’s foreign operations are translated at exchange rates in effect at year-end. Revenue and expenses are translated at average exchange rates in effect during the year. Net gains or losses from foreign currency transactions are reported currently in other income (expense) on the combined statements of income. Translation gains and losses are recorded as a component of other comprehensive income and as a separate component of the combined statements of parent company equity.

Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

New Accounting Standards

New accounting standards affecting the Division’s combined financial statements not discussed elsewhere include:

In June 2011, the FASB issued authoritative guidance that requires companies to present items of net income, items of other comprehensive income and total comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of parent company equity. The pronouncement will be effective for our fiscal year that begins January 1, 2012 and is to be applied retrospectively. Except for presentation requirements, the Division does not expect that the adoption of this pronouncement will have a material effect on our combined results of operations and financial condition.

3. Related-Party Transactions

Operating Leases

The Division leased certain U.S. manufacturing and administrative facilities from Mezzalingua Realty Company, LLC, an entity related through common ownership. In addition, the Division leased its administrative facilities from Molloy Road Properties, LLC, an entity related through common ownership. Rent expense related to these facilities totaled approximately $235,000 in 2010. These properties were purchased by the Division in July 2010.

3. Related-Party Transactions (continued)

Due From Officer

At December 31, 2011 and 2010, the Division had loans outstanding of approximately $240,000 and $750,000, respectively, to executive officers. These amounts are included in other current assets in the combined financial statements.

4. Accrued Liabilities

Accrued liabilities consisted of the following at December 31:

	2011	2010
Payroll and taxes	$2,560,033	$2,155,869
Accrued purchases and other expenses	1,290,463	2,198,565
Sales commissions	690,146	363,944
Vacation	432,199	407,539
Employee benefits	336,584	332,783
Professional fees	555,451	623,018

	$5,864,876	$6,081,718

5. Long-Term Incentive Compensation Arrangements

In 2002, JMA established the PPC – 2002 Stock Appreciation Rights Plan (SARS Plan). The SARS Plan was amended in 2011 by the Compensation Committee of the Board of Directors (the Committee) and may be terminated at the Committee’s discretion. The Compensation Committee determines which employees of the Company, or its subsidiaries, are eligible to participate in the Plan, and the awards provide the holder with a right to receive cash for the excess of the fair value of the award on the date of exercise over the grant price of the SARS. Fair value of an award is based on a multiple of EBITDA (earnings before interest, taxes, depreciation, and amortization) annually. Awards granted prior to 2008 generally vest ratably over five years and are paid six years from the date of grant. Awards granted in 2009 through 2011 vest ratably over a five-year period with vesting commencing in the beginning of the third year and vesting ratably over the remaining three years.

As of December 31, 2011 and 2010, the estimated vested portion of approximately $2,157,000 and $2,907,000, respectively, was recorded as deferred compensation in the accompanying combined balance sheets. The estimated non-vested portion of the obligation at December 31, 2011 and 2010 was approximately $349,000 and $210,000, respectively, which will be expensed over the remaining vesting period of three years. The current portion of the deferred compensation represents the Division’s expected payments based on vesting and the net calculated value of the SARS as of December 31, 2011 and 2010.

6. Employee Savings Plans

Substantially all of the Division’s employees are eligible to participate in a defined contribution plan. The Division also provides a non-qualified defined contribution plan for senior management and certain key employees. Both plans provide for the Division to match, in cash, a percentage of each employee’s contributions up to certain limits. The Division’s matching contribution and related expense for these plans was approximately $323,000 and $313,000 for 2011 and 2010, respectively.

The total amount of the non-qualified defined contribution plan liability was approximately $1,313,000 and $1,056,000 as of December 31, 2011 and 2010, respectively, which is included in deferred compensation, net of current portion within the combined balance sheets. The offsetting assets are in company-owned life insurance policies and are included in other assets within the combined balance sheets.

7. Long-Term Debt and Financing Arrangements

Long-term debt consisted of the following at December 31:

	2011	2010
Term loan	$34,761,905	$40,000,000

	34,761,905	40,000,000
Less current maturities	5,714,286	5,238,095

Long-term debt, net	$29,047,619	$34,761,905

On December 30, 2010, the Company on behalf of the Division entered into a Credit Agreement with its lenders that provided a $25 million Senior Security Revolving Credit Facility and a $40 million Senior Secured Term Loan.

The Revolving Facility matures on December 30, 2013, with principal due in full at maturity. There were no borrowings under the Revolving Credit Facility as of December 31, 2011 and 2010, respectively. The Term Loan is payable in monthly principal installments of $476,190, plus interest with the balance due on December 30, 2013.

Restrictions on the Revolving Facility including the following: The proceeds of Advances shall be used solely for (i) working capital of the Borrower, including acquisitions of like businesses up to Fifteen Million Dollars and 00/100 ($15,000,000), and with no two acquisitions of like businesses up to $15,000,000 outstanding at any one time during the term of this Agreement; (ii) Capital Expenditures; (iii) Shareholder Payments provided they would not create a default event per the required covenant ratios; and (iv) such other legal and proper corporate purposes as are consistent with all applicable laws, the Company’s certificate of incorporation and bylaws, resolutions of the Company’s Board of Directors and the terms of the Credit Agreement.

7. Long-Term Debt and Financing Arrangements (continued)

Borrowing under the Credit Agreement bear interest at a variable rate based on LIBOR or a base rate determined by the lender’s prime rate plus an applicable margin, as defined in the Credit Agreement. The applicable margin for borrowings is minus 1.0% for base rate borrowings and 0.8% for LIBOR borrowings. The Company nor the Division is not subject to a commitment fee on the unused portion of the Revolving Credit Facility. All interest is paid monthly.

All obligations under the Credit Agreement are secured by substantially all assets of the Company, excluding intellectual property rights. The Credit Agreement contains financial covenants related to maintaining a Leverage Ratio, Tangible Net Worth, and a Fixed Charge Coverage Ratio. The Company was in compliance with all covenants at December 31, 2011 and 2010.

The Credit Agreement includes certain covenants that restrict, among other things and subject to certain exceptions, the Company’s ability and the ability of its subsidiaries to:

•	incur any security interest or encumbrances on properties or assets;

•	pay dividends or distributions;

•	become a guarantor for the debts and obligations of others;

•	consolidate, merge, or transfer all or substantially all of its assets; and

•	make certain investments, loans, mergers, and acquisitions.

Maturities of long-term debt are as follows for the years ending December 31:

2012	$5,714,286
2013	29,047,619

$34,761,905

Financing costs of approximately $97,000 related to the Credit Agreement were capitalized at the inception of the debt. The financing costs are amortized over the term using the straight-line method and are included in long-term other assets on the combined balance sheets.

The Company maintains a $3,000,000 ACH line of credit and one MasterCard line of credit of $200,000. There was approximately $1,000 and $59,000 outstanding at December 31, 2011 and 2010, respectively. These amounts are included in accounts payable on the combined balance sheets.

There was $490,000 and $0 cash paid for interest in 2011 and 2010, respectively.

8. Industry Segment and Geographical Data

A summary of sales to external customers by country is as follows:

	Year Ended December 31
	2011	Percent of Total	2010	Percent of Total
United States	$165,762,112	72.1%	$162,206,723	77.7%

Canada	14,208,329	6.2	8,832,755	4.2
India	4,104,746	1.8	4,714,968	2.3
Colombia	3,815,255	1.7	49,911	0.0
Brazil	3,723,867	1.6	2,530,962	1.2
Germany	3,710,499	1.6	2,778,087	1.3
Argentina	3,672,144	1.6	2,321,722	1.1
United Kingdom	3,625,058	1.6	2,991,785	1.4
Netherlands	2,856,185	1.2	1,739,539	0.8
Venezuela	2,655,066	1.2	—	0.0
China	2,040,528	0.9	4,558,434	2.2
Other Foreign	19,880,318	8.6	16,067,939	7.7

Total Foreign	64,291,995	27.9	46,586,102	22.3%

Total	$230,054,107	100.0%	$208,792,825	100.0%

A summary of long lived assets by country is as follows:

	Year Ended December 31
	2011	Percent of Total	2010	Percent of Total
United States	$23,613,048	82.5%	$24,891,424	85.3%

Denmark	1,965,777	6.8	966,339	3.3
China	1,860,092	6.5	1,998,329	6.8
St. Kitts	1,179,398	4.1	1,235,223	4.2
Canada	—	0.0	80,037	0.2

Total Foreign	5,005,267	17.4	4,279,928	14.6

Total	$28,618,315	100.0%	$29,171,352	100.0%

9. Income Taxes

The Company’s pre-tax income for the domestic and foreign sources were as follows for the years ended December 31:

	2011	2010
Domestic	$30,548,696	$26,212,256
Foreign	11,560,028	8,534,340

Total	$42,108,724	$34,746,596

The provision for income taxes consisted of the following for the years ended December 31:

	2011	2010
Current:
Domestic	$104,191	$255,105
Foreign	1,704,485	1,001,134

Total current	1,808,676	1,256,239

Deferred:
Domestic	—	—
Foreign	—	40,541

Total deferred	—	40,541

	$1,808,676	$1,296,780

The U.S. Company is a Subchapter S corporation so its income is taxed directly to its shareholders. Accordingly, the U.S. Company does not record any current or deferred tax expense other than non-income based state taxes.

The deferred tax liability at December 31, 2011 and 2010 relates to a foreign subsidiary that has differences between the timing of deductions for depreciation for financial reporting and tax purposes and other temporary differences.

The Company paid approximately $1,249,000 and $1,661,000 related to taxes in 2011 and 2010, respectively.

9. Income Taxes (continued)

The following is a reconciliation of income tax expense computed at the United States statutory rate to amounts shown on the combined statements of income:

	2011	2010
Federal income taxes at statutory rate	35.0%	35.0%
S-corporation status effect on federal taxes	(25.4)	(26.4)
State corporate income taxes	0.3	0.7
Foreign tax rate differential	(5.6)	(5.6)

	4.3%	3.7%

Foreign taxes consist of corporate taxes for all other entities that must remit taxes on a local government statutory basis of income.

Undistributed earnings of the foreign subsidiaries amounted to approximately $22,212,000 and $14,418,000 at December 31, 2011 and 2010, respectively. Those earnings are considered to be permanently reinvested; accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon repatriation of these earnings, in the form of dividends or otherwise, the shareholders of the Company would be subject to U.S. federal and state income taxes. However, the Company would be subject to any withholding taxes payable to the various foreign countries.

10. Other Income (Expense), Net

Other income (expense) consisted of the following for the years ended December 31:

	2011	2010
Royalty income	$146,975	$382,832
Interest income	14,536	15,274
Dividend income	—	271,789
Foreign currency transaction losses	(472,714)	(821,157)
(Loss) gain on disposal of fixed assets	(97,475)	53,463
Realized loss on sale of investments, net	—	(107,459)
Miscellaneous income (expense), net	1,792,062	(2,102,173)

	$1,383,384	$(2,307,431)

11. Commitments

The Division leases certain office space and equipment under non-cancelable lease agreements with third parties. Rent expense under the terms of these leases totaled approximately $807,000 and $661,000 during 2011 and 2010, respectively.

11. Commitments (continued)

Future annual minimum lease payments under the terms of these leases are approximately as follows for the years ending December 31:

2012	$483,000
2013	182,000
2014	143,000

$808,000

12. Concentration of Credit Risk

The Division’s four largest customers accounted for approximately 50% and 55% of its worldwide sales for the years ended December 31, 2011 and 2010, respectively. One of these customers accounted for approximately 19% and 20% of the Company’s total accounts receivable at December 31, 2011 and 2010, respectively.

13.	Acquisition of Assets of Evolution Broadband

On March 17, 2010, the Division completed the acquisition of certain assets of Evolution Broadband LLC and Evolution Broadband Canada (collectively, Evolution), a leading supplier of home distribution and subscriber drop systems for the North American cable and telecommunications market, for approximately $8.8 million of which approximately $7.7 million was paid at the acquisition date and approximately $0.5 million was paid in 2011. The results of operations of this acquisition have been included in the combined financial statements from the date of acquisition. The Division expensed acquisition related costs of approximately $0.3 million during 2010 in selling, general, and administrative expense in the combined statements of income.

The acquisition agreement contains provisions for a contingent purchase price payment based on the achievements of performance targets through 2014. The contingent purchase price payments are based on applying a percentage to gross profits that exceed a stated target for each year through 2014, with a maximum payment of $5 million. Based on the forecast of performance over this period, the fair value of this contingent purchase price was approximately $579,000 as of December 31, 2011 and 2010, respectively. This contingent liability is included in other non-current liabilities within the combined balance sheets.

Goodwill and intangible assets of approximately $5.1 million and $1.7 million, respectively, were recorded as a result of the acquisition. The total amount of goodwill is expected to be deductible for tax purposes. The intangible assets consisted solely of intellectual property, valued at approximately $1.7 million with an estimated useful life of ten years.

13. Acquisition of Assets of Evolution Broadband (continued)

The aggregate purchase price of approximately $8.2 million was allocated to the balance sheets of PPC US and PPC Canada as follows:

Acquisition allocation
Accounts receivable	$1,871,000
Inventory	5,581,000
Property, plant, and equipment	199,000
Intangible assets	1,720,000
Goodwill	5,117,000
Accounts payable, accrued expenses, and other liabilities	(5,707,000)

Total purchase price	$8,781,000

The assets acquired and liabilities assumed were measured at fair value. The value of acquired inventory was based on the expected sales price, less an allowance for direct selling costs and profits thereon. Acquired property, plant, and equipment were valued based upon the estimate of replacement cost, less an allowance for age and condition at the time of acquisition. Accounts payable, accrued expenses, and other liabilities were expected to be settled at face value; therefore, face value is assumed to approximate fair value.

14. Subsequent Events

In accordance with the authoritative guidance for subsequent events, the Division has evaluated subsequent events through October 12, 2012, the date of these combined financial statements, in order to ensure that the statements include appropriate disclosure of events both recognized in the combined financial statements as of December 31, 2011, and events which occurred subsequent to December 31, 2011 but were not recognized in the combined financial statements.